VETERAN DENTAL EXECUTIVE HAROLD C. FLYNN JR. TO BECOME
PRESIDENT AND CEO OF BIOLASE

IRVINE, CA (May 18, 2015) — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today announced that veteran dental industry executive Harold C. Flynn, Jr. will become President and Chief Executive Officer, effective July 13, 2015. The current President and CEO Jeffrey M. Nugent will step down at that time.

Flynn, 50, has more than 25 years of senior executive experience in the dental, hematology, and diagnostics markets. Since 2007, he has been President of Zimmer Dental, a leading manufacturer and provider of medical devices for the dental market including dental implants, prosthetics, and a range of other oral rehabilitation products. Zimmer Dental is a division of Zimmer Holdings Inc. (NYSE and SIX: ZMH).

“Harold’s dental industry and medical device experience make him a natural fit to lead BIOLASE,” said Chairman Paul N. Clark. “He is a strategic thinker who has successfully managed global functions at Zimmer, much like he will do at BIOLASE. Harold has demonstrated an ability to build successful management teams, drive growth, and spur innovation at a number of companies, large and small. We are confident he is the right choice to continue the transformation of BIOLASE and we look forward to him joining the team.”

Clark added, “Jeff agreed as a Board member last summer to step in to help us, and I would like to thank him for the leadership and commitment he has shown in beginning the transformation of BIOLASE. He strengthened our leadership team and improved quality. We are grateful for his continued support and work with Biolase through the transition.”

Prior to Zimmer, from 2004-2007 Flynn was Divisional Vice President and General Manager at Abbott Hematology, a division of Abbott Laboratories, where he provided strategic leadership, strengthened the product pipeline, and rebuilt the leadership team.

Previously, Flynn spent 14 years in a variety of positions of increasing responsibility at IDEXX Laboratories, a global leader in veterinary, food and environmental diagnostics.

“This is a very important and exciting time of transformation at BIOLASE. I look forward to helping Biolase achieve its considerable potential,” Flynn said. “With a demonstrated legacy of market-leading innovation providing patient-centric solutions and new laser-based treatment modalities, Biolase is well positioned to significantly expand its penetration and share in the markets it serves.”

Flynn has a Bachelor of Science degree in Electrical Engineering from the University of Maine at Orono. He holds patents in hematology and implantable devices for dentistry. He lives with his family in Encinitas, CA.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both the dentist and their patients. The Company’s proprietary laser products incorporate approximately 200 patented and 150 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 28,300 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding existing trends, our strategic initiatives, the closing of the private placement and expected use of proceeds and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:

Allen & Caron
Rene Caron (Investors)
949-474-4300
rene@allencaron.com
Len Hall (Media)
len@allencaron.com
949-474-4300